Section 3:  EX-10.1

AMENDMENT TO FREEZE BENEFIT ACCRUALS UNDER
EXECUTIVE LONG TERM COMPENSATION AGREEMENT

This Amendment is adopted as of this 30th day of December, 2011, by and between Sound Community Bank and Sound Financial, Inc. (collectively, the “Employer”) and Laura Lee Stewart, an individual resident of the State of Washington (the “Executive”).

WHEREAS, the Employer and the Executive have previously entered into an Executive Long Term Compensation Agreement effective August 14, 2007 (the “Agreement”), an unfunded arrangement maintained to encourage the Executive to remain an employee of the Employer;

WHEREAS, the Agreement is designed to provide retirement benefits (the “Benefits”) to the Executive upon his retirement, death, or disability, payable out of the Employer’s general assets; and

WHEREAS, the Employer and the Executive have agreed to freeze the accrual of Benefits under the Agreement as of December 30, 2011;

NOW, THEREFORE, for good and valuable consideration, the adequacy of which is acknowledged by the parties hereto, the Agreement is hereby amended by adding new Section 2.2 as follows:

2.2.     Freeze in Accrued Benefit.  Effective December 30, 2010, notwithstanding anything herein to the contrary, (i) no additional service or compensation will be credited under the Agreement and  (ii) accrued benefits hereunder will be frozen such that no additional benefits (including disability and death benefits under Article 3) will be accrued under this Agreement.  Such frozen accrued benefits will be paid in accordance with the terms of the Agreement in a manner consistent with section 409A of the Code.

IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Employer have signed this Agreement as of the date first written above.

THE EXECUTIVE:		Sound Community Bank

/s/Laura Lee Stewart	By:	/s/Tyler Myers

	Its:	Chairman of the Board

Sound Financial, Inc.

	By:	/s/Tyler Myers

	Its:	Chairman of the Board